Exhibit 10.1
SETTLEMENT AGREEMENT
     This Settlement Agreement (“Settlement Agreement”) is made and entered into as of the last date of signature below (the “Effective Date”), by and between IRIDEX Corporation, a Delaware corporation, having offices at 1212 Terra Bella Avenue, Mountain View, California 94043 USA (“IRIDEX”), Synergetics, Inc., a Missouri corporation, having offices at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368, and Synergetics USA, Inc. a Delaware corporation, having offices at 3845 Corporate Centre Drive, O’Fallon, Missouri 63368 (collectively, “Synergetics”) (IRIDEX and Synergetics are individually referred to herein as a “Party,” and collectively as the “Parties”).
     WHEREAS, IRIDEX and Synergetics have asserted claims against each other in the Actions;
     WHEREAS, IRIDEX and Synergetics desire to settle all claims that were ever asserted in the Actions on the terms and conditions recited below;
     NOW, THEREFORE, in consideration of the above recitals and the terms and conditions hereinafter contained, the Parties agree as follows:
ARTICLE 1 — DEFINITIONS
     As used in this Settlement Agreement, the following terms shall have the following meanings:
1.1	“Actions” means the following legal proceedings:
1.1.1	IRIDEX Corporation v. Synergetics USA, Inc. and Synergetics, Inc., United States District Court for the Eastern District of Missouri, Case No. 4:05-cv-01916-CDP (“the First Missouri Case”);

1.1.2	Synergetics, Inc. v. IRIDEX Corporation, United States District Court for the Eastern District of Missouri, Case No. 4:07-cv-358-MLM (“the Second Missouri Case”); and

1.1.3	Synergetics, Inc. v. Peregrine Surgical, Ltd., Innovatech Surgical, Inc., and IRIDEX Corporation, United States District Court for the Eastern District of Pennsylvania, Case No. 2:06-cv-00107-TMG (“the Pennsylvania Case”).
1.2	“Intuitive Patent Applications” means U.S. Patent Applications 60/444,060,10/765,350, and 11/035,694, any patent issuing therefrom and all reissues, reexaminations and extensions of any of such patents, and any other patents issuing from continuations, continuations-in-part and divisions of these applications, and all patent applications and issued patents (both foreign and domestic) that claim priority from them.

1.3	“IRIDEX Patent” means U.S. Patent No. 5,085,492 (the ‘“492” Patent), all reissues, reexaminations and extensions of any of such patent, and any other patents issuing from continuations, continuations-in-part and divisions of the application on which such patent is based, and all patent applications and issued patents (both foreign and domestic) that claim priority from the 492 Patent.

1.4	“Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

1.5	“Synergetics Patent” means U.S. Patent No. 6,984,230 (the “230” Patent), all reissues, reexaminations and extensions of any of such patents, and any other patents issuing from continuations, continuations-in-part and divisions of the application on which such patent is based, and all patent applications and issued patents (both foreign and domestic) that claim priority from the’230 Patent. The definition of “Synergetics Patent” does not include U.S. Patent No. 6,572,608.
ARTICLE 2 — DISMISSALS, RELEASES, LICENSES AND MANUFACTURING AGREEMENT
2.1	Dismissal. Within five (5) business days of the Effective Date of this Settlement Agreement, the Parties shall jointly execute and file dismissals with prejudice of the Actions, with each Party bearing its own attorney’s fees and costs. With respect to the Pennsylvania Case, Synergetics will dismiss with prejudice its claims against IRIDEX. Synergetics will dismiss without prejudice as to Peregrine Surgical Ltd. but hereby waives and releases its claim for past damages as alleged in the Pennsylvania Case against Peregrine Surgical Ltd. through the Effective Date of this Settlement Agreement. Except as explicitly waived or released herein, Synergetics specifically reserves all claims, causes of action, demands, damages, losses or other right to sue Peregrine Surgical Ltd., including but not limited to patent infringement for future damages and injunctive relief if Peregrine continues to make, use, sell, offer to sell or otherwise infringe Synergetics patents beyond the Effective Date of this Settlement Agreement, provided, however, that Peregrine may continue to make laser probes for IRIDEX pursuant to IRIDEX’s license under Section 2.5.1 until one-hundred, twenty-five (125) days after the Effective Date or until Synergetics provides IRIDEX a Notice of Ready pursuant to the “Supply Agreement” attached hereto as Exhibit B, whichever is later. This Settlement Agreement shall have no effect with regards to Innovatech Surgical, Inc. and does not require Synergetics to dismiss its claim against Innovatech Surgical, Inc.

2.2	Synergetics Release. Synergetics, and Synergetics’ successors, predecessors, parents, subsidiaries, affiliates, officers, directors, shareholders, employees and agents, hereby release, relinquish and discharge IRIDEX, and all of IRIDEX’s successors, predecessors, parents, subsidiaries, affiliates, officers, directors, shareholders, employees, customers, and agents from any and all claims, causes of action, demands, damages, liabilities and losses of any nature, as of the Effective Date of this Settlement Agreement.

2.3	IRIDEX Release. IRIDEX, and IRIDEX’s successors, predecessors, parents, subsidiaries, affiliates, officers, directors, shareholders, employees and agents, hereby release, relinquish and discharge Synergetics, and all of Synergetics’ successors, predecessors, parents, subsidiaries, affiliates, officers, directors, shareholders, employees, customers, and agents from any and all claims, causes of action, demands, damages, liabilities and losses of any nature, as of the Effective Date of this Settlement Agreement.

2.4	IRIDEX License.
2.4.1	IRIDEX hereby grants to Synergetics a perpetual, fully paid-up, royalty free, worldwide, non-exclusive, non-transferable, non-sublicensable license under the IRIDEX Patent to make, have made, use, sell, offer to sell, and import Synergetics Licensed Products. No license is granted to Synergetics to practice any IRIDEX Patent except in the form of a Synergetics Licensed Product.

2.4.2	“Synergetics Licensed Product(s)” means any existing product, any product in development, or any product developed and released in the future that is a disposable laser delivery device that uses a connector comprising an RCA plug and SMA connector (what the Parties have referred to as the “new connector” in the First Missouri Case), in substantially the form shown in Exhibit A, to connect to an IRIDEX laser. The definition of “Synergetics Licensed Product(s)” excludes products using the adapter-based Quick Disconnect connector system that was also accused of infringement in the First Missouri Case.

2.4.3	IRIDEX hereby grants to Synergetics a perpetual, fully paid-up, royalty free, worldwide, non-exclusive, non-transferable, non-sublicensable license under the Intuitive Patent Applications to make, have made, use, sell, offer to sell, and import any product and use any method.

2.4.4	Both parties agree to mark their products in compliance with the patent laws with the licensed patent numbers of the other party. If a party identifies that the other party is not properly marking its products, the party owning the patent shall send notice and the non-marking party shall thereafter take diligent steps to properly mark products sold under license of the patent and provide written assurance to the other party that it has done so.
2.5	Synergetics License.
2.5.1	Synergetics hereby grants to IRIDEX a perpetual, fully paid-up, royalty free, worldwide, non-exclusive, non-transferable, non-sublicensable license under the Synergetics Patent to make, have made, use, sell, offer to sell, and import any product and use any method.

2.5.2	Section 2.4.4 is incorporated herein by reference with respect to Index’s marking obligations for products that it sells under license of the Synergetics Patent.
2.6	Representation and Warranty. Each Party represents and warrants that it holds the full right, title, and interest necessary to grant the licenses herein granted.

2.7	No Admission. The Parties agree that the settlement of the Actions is intended solely as a compromise of disputed claims, counterclaims and defenses, all as more particularly described in this Settlement Agreement. Neither the fact of a Party’s entry into this Settlement Agreement nor the terms hereof nor any acts undertaken, pursuant hereto shall constitute an admission or concession by any Party relating to any Action regarding liability or the validity of any claim, counterclaim, or defense in the Actions.

2.8	The Parties each acknowledge that they are familiar with Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
The Parties hereby waive any right or benefit that each has or may have under Section 1542 of the Civil Code of the State of California. In connection with such waiver, the Parties acknowledge that they or their attorneys or other agents, may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Settlement Agreement. Nevertheless, it is their intention to fully, finally and forever settle and release all of the released matters.
2.9	Iridex agrees to exclusively engage Synergetics to manufacture directional laser probes pursuant to the license granted by Synergetics under Section 2.5 and pursuant to the “Supply Agreement” attached hereto as Exhibit B. Any material breach or default under the Supply Agreement shall constitute a material breach under this Settlement Agreement, provided that the obligation to pay the amounts specified in Section 4.1 is absolute and unconditional, and shall not be subject to any set-off, claim or defense for any reason, including any breach of the Supply Agreement, except that if IRIDEX enters any proceeding under Chapter 7 of the Bankruptcy Code, any then-executory payments will be excused, and that Synergetics may set-off any uncontested amount due Synergetics under the Supply Agreement that is past due by thirty days or more and is confirmed to be uncontested in writing by IRIDEX, which confirmation shall not unreasonably be withheld.

ARTICLE 3 — COOPERATION
3.1	The Parties agree to use commercially reasonable efforts to ensure the present and continuing validity and enforceability of the Synergetics Patent and the Intuitive Patent Applications and to cooperate in good faith to the extent lawfully permissible with respect to the Synergetics Patent and the Intuitive Patent Applications to promote their mutual interests, including their interests in maintaining the Synergetics Patent and the Intuitive Patent Applications valid and enforceable.

3.2	The Parties agree to jointly prepare a mutually acceptable press release to announce the settlement of their litigation, such press release to be issued after the Effective Date, and no further press releases regarding this Settlement Agreement shall be made by any Party, its employees, agents or representatives, except for purposes of reporting on this Settlement Agreement to shareholders or otherwise complying with tax and securities laws.
ARTICLE 4 — PAYMENT
4.1	In consideration of the licenses granted hereunder, Synergetics shall pay to IRIDEX the following sums, due and payable according to the following schedule:

Amount	Due and payable
2.5 million dollars (US $2,500,000)	April 16, 2007

Eight hundred thousand dollars (US $800,000)	April 16, 2008

Eight hundred thousand dollars (US $800,000)	April 16, 2009

Eight hundred thousand dollars (US $800,000)	April 16, 2010

Eight hundred thousand dollars (US $800,000)	April 16, 2011

Eight hundred thousand dollars (US $800,000)	April 16, 2012
4.2	Payments by Synergetics to IRIDEX shall be made by wire transfer of funds to the following account or such other account as Iridex may reasonably direct:
Mid Peninsula Bank
420 Cowper Street
Palo Alto, CA 94301
ABA# 121 141 534
Beneficiary: IRIDEX Corporation
Account Number: 10 79 95 601

4.3	In the event that Synergetics fails to pay any amount due under Section 4.1, each of the as-yet unpaid amounts listed in Section 4.1 shall become immediately due and payable, subject to Section 6.1, which requires written notice of a breach and the ability to cure.
ARTICLE 5 — DISCLAIMERS
5.1	Disclaimers. Nothing in this Settlement Agreement shall be construed as:
     (a) a warranty or representation by any Party as to the validity or scope of any of its patents or patent applications;
     (b) a warranty or representation by any Party that any manufacture, sale, use or other disposition of products by the other Party has been or will be free from infringement of any third party patents;
     (c) an agreement by any Party to bring or prosecute actions or suits against any third party for infringement, or conferring any right to any other Party to bring or prosecute actions or suits against any third party for infringement;
     (d) conferring upon any Party any right to include in advertising, packaging or other commercial activities related to any product, any reference to another Part, its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such product is in any way certified by any other Party;
     (e) conferring by implication, estoppel or otherwise, upon any Party, any right or license not expressly set forth herein under any patent or other intellectual property right; or
     (f) an obligation to furnish any technical information, copyrights, mask works or know- how, or any tangible embodiments thereof.
ARTICLE 6 — MISCELLANEOUS PROVISIONS
6.1	Remedies for Breach. In the event of a breach of this Settlement Agreement, the non-defaulting Party shall have all rights and remedies available to it at law or equity, in addition to the rights and remedies provided for in this Settlement Agreement. The non-defaulting Party shall provide written notice describing the nature of the breach to the Party in breach of this Settlement Agreement, and the non-defaulting Party shall provide the defaulting Party five (5) business days from the date of the notice to cure its breach before taking or instituting any legal action or otherwise withholding performance under this Settlement Agreement, provided, however, that Synergetics shall have thirty (30) days from notice of breach of a payment obligation under Section 4.1 to cure that breach if IRIDEX did not give notice of the upcoming payment obligation thirty days in advance of the due date specified in Section 4.1.

6.2	Representation. Each Party hereby declares and represents that it is executing this Settlement Agreement after consultation with its own independent legal counsel.

6.3	Further Acts. Each Party agrees to perform any further acts, and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Settlement Agreement.

6.4	Notices. All notices required or permitted to be given hereunder shall be in writing and shall be made by depositing the writing with Federal Express or other similar express letter carrier, expenses prepaid for overnight delivery with receipt signature required. Notices shall be deemed effective upon execution of the receipt signature. Notices shall be addressed as follows:

If to Synergetics:	Synergetics USA, Inc.
Attention: Chief Executive Officer
3845 Corporate Centre Drive
O’Fallon, MO 63368

If to IRIDEX:	IRIDEX Corporation
Attention: Chief Executive Officer
1212 Terra Bella Avenue
Mountain View, CA 94043
6.5	Severability. If any provision of this Settlement Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Settlement Agreement will continue in full force and effect and be enforceable. The Parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent and effect of such provision.

6.6	Entire Agreement. This Settlement Agreement, with Exhibit A, embodies the entire understanding of the Parties with respect to the subject matter hereof, and merges all prior discussions and agreements (written or oral) between them, and none of the Parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by any Party hereto shall alter the meaning or interpretation of this Settlement Agreement.

6.7	Modification. No modification or amendment to this Settlement Agreement will be effective unless it is in writing and executed by authorized representatives of the Parties, nor will any waiver of any rights be effective unless assented to in writing by the Party to be charged. The waiver of any breach or default will not constitute a waiver of any subsequent breach or default.

6.8	Construction. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this

Settlement Agreement. As used in this Settlement Agreement, the words “include” and “including,” “for example”, “such as” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Settlement Agreement will not be referred to in connection with the construction or interpretation of this Settlement Agreement.

6.9	Counterparts. This Settlement Agreement may be executed in identical counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official arid governing version in the interpretation of this Settlement Agreement. This Settlement Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

6.10	Assignability. This Settlement Agreement shall not be assignable by either Party to any Person without the prior written consent of the other Party. Consent may be withheld for any reason.
          IN WITNESS WHEREOF, the Parties hereto have caused this Settlement Agreement to be signed below by their respective duly authorized officers.

Synergetics, Inc.	IRIDEX Corporation

By: /s/ Gregg Scheller	By:	/s/ Barry Caldwell
Name: Gregg Scheller	Name: Barry Caldwell
Title: President & CEO	Title: President & CEO

Date: 4/6/07	Date: 4/6/07

Synergetics USA, Inc.

By: /s/ Gregg Scheller
Name: Gregg Scheller
Title: President & CEO

Date: 4/6/07

Exhibit A
Synergetics’ New Connector

Exhibit B
Supply Agreement